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                                  EXHIBIT 21.1

                     SUBSIDIARIES OF SALESLOGIX CORPORATION

Opis SupportExpress, Inc., an Arizona subsidiary

SalesLogix International, Inc., an Arizona subsidiary

SalesLogix Europe Ltd., United Kingdom subsidiary


Enact Incorporated, formerly known as SLX Meger Company, an Arizona subsidiary